As filed with the Securities and Exchange Commission on July 30, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street
Houston, Texas 77002
(713) 512-6200
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. EMPLOYEE STOCK PURCHASE PLAN

(Amendment and Restatement Effective May 12, 2020)
(Full titles of the Plans)

Charles C. Boettcher
Waste Management, Inc.
1001 Fannin Street
Houston, Texas 77002
(713) 512-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	Registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share, reserved for issuance under the Waste Management, Inc. Employee Stock Purchase Plan	3,000,000	$107.08	$321,240,000	$41,696.95

(1)	Relates to Common Stock to be issued pursuant to the Waste Management, Inc. Employee Stock Purchase Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement on Form S-8 also shall cover rights to acquire Common Stock and any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock split, stock dividend or anti-dilution provisions of the Plan.

(2)	The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on July 27, 2020.

EXPLANATORY STATEMENT

In accordance with General Instruction E of Form S-8 under the Securities Act of 1933, as amended, the Registrant has filed this registration statement on Form S-8 to register the issuance of an additional 3,000,000 shares of Common Stock pursuant to the Waste Management, Inc. Employee Stock Purchase Plan (the “Plan”). The contents of the Registration Statement on Form S-8 (Registration No. 333-135379) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on June 27, 2006, the Registration Statement on Form S-8 (Registration No. 333-159475) filed by the Registrant with the Commission on May 26, 2009, the Registration Statement on Form S-8 (Registration No. 333-181335) filed by the Registrant with the Commission on May 11, 2012, and the Registration Statement on Form S-8 (Registration No. 333-204319) filed by the Registrant with the Commission on May 20, 2015 are incorporated herein by reference except to the extent otherwise updated or modified by this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(b)	Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

(c)	The description of the Registrant’s Common Stock on Form 8-B filed with the Commission on July 13, 1995.

(d)	Current Reports on Form 8-K filed with the Commission on February 25, 2020 (as amended by Form 8-K/A filed with the Commission on April 2, 2020), March 18, 2020, May 15, 2020, June 24, 2020, July 15, 2020, and July 30, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Commission rules.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s Certificate of Incorporation and By-laws require that it provide indemnification to the maximum extent permitted from time to time under DCGL, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the Registrant is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification is not be exclusive of other indemnification rights arising under any By-laws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Additionally, the Registrant has direct contractual obligations to provide indemnification to each of the members of its Board of Directors and each of its executive officers. These agreements provide directors and executive officers with the same indemnification by the Registrant as described above and assure directors and executive officers that indemnification will continue to be provided despite future changes in the By-laws of the Registrant.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for any breach of fiduciary duty, except as limited under DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which the Registrant may not indemnify them.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	—	Third Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	—	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 20, 2019).

5.1	—	Opinion of Courtney Tippy.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Courtney Tippy (included in Exhibit 5.1).

24.1	—	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	—	Waste Management, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 30th day of July, 2020.

WASTE MANAGEMENT, INC.

By:	/s/ James C. Fish, Jr.
James C. Fish, Jr.
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James C. Fish Jr., Devina A. Rankin and Charles C. Boettcher, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Fish, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2020
James C. Fish, Jr.

/s/ Devina A. Rankin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 30, 2020
Devina A. Rankin

/s/ Leslie K. Nagy	Vice President and Chief Accounting Officer	July 30, 2020
Leslie K. Nagy	(Principal Accounting Officer)

/s/ Frank M. Clark, Jr.	Director	July 30, 2020
Frank M. Clark, Jr.

/s/ Andrés R. Gluski	Director	July 30, 2020
Andrés R. Gluski

/s/ Victoria M. Holt	Director	July 30, 2020
Victoria M. Holt

/s/ Kathleen M. Mazzarella	Director	July 30, 2020
Kathleen M. Mazzarella

/s/ William B. Plummer	Director	July 30, 2020
William B. Plummer

/s/ John C. Pope	Director	July 30, 2020
John C. Pope

/s/ Thomas H. Weidemeyer	Chairman of the Board and Director	July 30, 2020
Thomas H. Weidemeyer